CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated November 17, 2015 on the financial statements and financial highlights of the Infinity Q Diversified Alpha Fund, a series of shares of beneficial interest in the Trust for Advised Portfolios.  Such financial statements and financial highlights appear in the August 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
December 28, 2015